WEAVER & MARTIN

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have issued our report dated March 20, 2008, accompanying the financial statements of Commercial E-Waste Management, Inc. for the period ended December 31, 2007.  We hereby consent to the incorporation by reference of said report on the Registration Statement of Commercial E-Waste Management, Inc. on Form S-1 to be filed with the US Securities and Exchange Commission.

We also consent to the reference to Weaver & Martin, LLC under the caption “Experts” in said registration statement.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri

March 20, 2008

Certified Public Accountants & Consultants

411 Valentine, Suite 300

Kansas City, Missouri 64111

Phone: (816) 756-5525

Fax: (816) 756-2252